Exhibit 23.1

Consent of Independent Auditor

The Board of Directors

EXCO Resources Inc.:

We consent to the incorporation by reference in the following registration statements and related prospectuses of Harbinger Group, Inc. of our report dated April 2, 2013, with respect to the statements of revenues and direct operating expenses of EXCO Resources, Inc.’s Certain Conventional Oil and Natural Gas Properties (the Properties) for the years ended December 31, 2012, 2011 and 2010 included in Harbinger Group Inc.’s Current Report on Form 8-K/A dated May 3, 2013, filed with the Securities and Exchange Commission:

•	Registration Statement (Form S-8 No. 333-178587)

•	Registration Statement (Form S-8 No. 333-43223)

•	Registration Statement (Form S-8 No. 333-45568)

•	Registration Statement (Form S-8 No. 333-124693)

•	Registration Statement (Form S-3 No. 333-176522)

•	Registration Statement (Form S-3 No. 333-180070)

/s/ KPMG LLP
Dallas, Texas
May 3, 2013